                                                                    Exhibit 12.1

Exhibit

Ratio of Combined Fixed Charges and Preferred Stock Dividends (000's)

                                              Predecessor
                                               Interest
                                              -----------
                                              Six Months      Six Months     -------------------------------------------
                                                 Ended          Ended                 Years Ended December 31,
                                                June 30,     December 31,    -------------------------------------------
                                                  1995           1995         1996        1997        1998        1999
                                              -----------    ------------    -------    --------    --------    --------
Net income (loss) from continuing operations      9,574        (72,171)      (40,211)    (82,154)   (255,579)   (784,298)

ADD BACK:
  Income tax benefit (expense)                        -            (70)          231        (748)        551      (1,822)
  Minority interest                                   -             87         1,002         (69)       (523)     (1,651)
  Equity in losses of affiliates, net             1,044         14,410        13,936      11,552      28,962      29,760
                                              -----------    ------------    -------    --------    --------    --------
Total Fixed Charges                               1,044         14,427        15,169      10,735      28,990      26,287

Adjusted Earnings                                10,618         (7,744)      (25,042)    (71,419)   (226,589)   (758,011)
Fixed Charges                                         -          9,020        17,464      32,108      47,355     186,408
                                              -----------    ------------    -------    --------    --------    --------

Ratio of Earnings to Fixed Charges                    -              -             -           -           -           -
                                              ===========    ============    =======    ========    ========    ========

Coverage Deficiency                                   -        (16,764)      (42,506)   (103,528)   (273,944)   (944,419)
                                              ===========    ============    =======    ========    ========    ========